EXHIBIT 99.1
Purchase, New York       Telephone: 914-253-2000      www.pepsico.com

Contacts:	Investor Jamie Caulfield Senior Vice President, Investor Relations 914-253-3035 jamie.caulfield@pepsico.com	Media Jeff Dahncke Senior Director, Media Bureau 914-253-3941 jeff.dahncke@pepsico.com
PepsiCo Delivers Solid Financial Results on Strong Top-Line
Performance for First Quarter 2011
•	Reported EPS $0.71 and core* EPS $0.74, in line with management’s expectations

•	Worldwide snacks and beverage volume grew 3 percent and 12 percent, respectively; global beverage volume increased 3.5 percent on an organic basis

•	Reported net revenue increased 27 percent; up 5 percent on a pro forma basis (adjusting for comparability of prior year bottler acquisitions) and excluding the impact of the Wimm-Bill-Dann acquisition

•	The company expects to deliver 2011 core, constant currency* EPS growth of 7-8 percent, consistent with its previous guidance
PURCHASE, N.Y. — April 28, 2011 — PepsiCo, Inc. (NYSE: PEP) today reported volume, revenue and operating profit growth for the first quarter of 2011 driven by top-line gains across its worldwide snacks and beverage businesses, and from the acquisitions of its anchor bottlers.
Global snacks volume increased 3 percent reflecting broad-based gains in the core snacks portfolio. Core snacks volume gains were partially offset by declines in food volume (which is included in overall reported snacks volume) in North America and Brazil. Global beverage volume increased 12 percent, and organic beverage volume increased 3.5 percent. In North America, beverage volume grew 2 percent on an organic basis.
Net revenue increased 27 percent reflecting the benefits of organic volume growth, effective net pricing, the impact of the bottler acquisitions and the acquisition of Wimm-Bill-Dann (WBD), the leading Russian dairy and juice company. Net revenue on a pro forma basis (adjusting for comparability of prior year bottler acquisitions) grew 7 percent and included 2 percentage points of revenue growth from the acquisition of WBD.
Reported total operating profit increased 105 percent, reflecting the benefit of higher non-core charges in the prior year, primarily related to the bottler acquisitions. Reported net income and EPS each declined 20 percent, lapping a reported EPS increase in the prior year of 23 percent which reflected the impact of a $958 million non-core accounting gain recorded below the operating profit line in 2010.
Core operating profit increased 4 percent, reflecting the benefits of net revenue gains, synergies from the anchor bottler acquisitions and productivity, offset somewhat by higher commodity costs, investment spending on brand building and emerging markets infrastructure, and seasonal losses associated with the operations of the acquired bottlers. Core EPS of $0.74 was in line with management’s expectations and declined 2 percent reflecting higher net interest expense in 2011, primarily related to the bottler acquisitions, and a higher core tax rate.

*	Please refer to the Glossary for definitions of constant currency and core. Core results and core constant currency results are non-GAAP financial measures that exclude certain items. Please refer to “Reconciliation of GAAP and Non-GAAP information” in the attached exhibits for a description of these items.

The company affirmed its full-year earnings outlook of 7-8 percent core, constant currency EPS growth.
“We are pleased with the broad-based volume and net revenue growth in the quarter. Growth in emerging markets was strong, driving attractive gains in Eastern Europe, Asia and the Middle East,” said PepsiCo Chairman and CEO Indra Nooyi. “Importantly, we had strong volume growth in both our Frito-Lay snacks and North American beverage businesses, with each up 2 percent on an organic basis over the prior year. We continue to make investments in innovation, brand building and emerging markets growth, and our first quarter results give us confidence that our investments are paying off. We are focused on managing our global portfolio to succeed in the marketplace and, at the same time, drive profitable growth and strong returns for our shareholders.”
PepsiCo Chief Financial Officer Hugh Johnston said, “Strong top-line performance in the first quarter translated to solid financial results. As expected, we are experiencing a high level of input cost inflation, which we are addressing with productivity programs, prudent pricing actions and systematic hedging that give us good visibility into our cost outlook for the year. We are executing as planned and remain confident in our full-year outlook.”

Summary First Quarter 2011 Performance (Percent Growth)*

			Constant Currency*
				Core*		Core*
				Division		Division
				Operating		Operating	Operating
	Volume		Net Revenue	Profit	Net Revenue	Profit	Profit
PAF	—		1	7	3	8	8
FLNA	2		1	6	1.5	6	6
LAF	2		7	13	13	17	17
QFNA	(8)		(7)	9	(6)	9	9

PAB	12		63	9	64	9	669

Europe	24/28	**	58	(31)	56	(33)	(47)

AMEA	12/5.5	**	7	(9)	10	(6)	(6)
Total Divisions	3/12	**	26	4	27	5	36
Total PepsiCo						4	105 ***

*	The above core results and core constant currency results are non-GAAP financial measures that exclude certain items affecting comparability. For more information about our core results and core constant currency results, see “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits. Please refer to the Glossary for definitions of “Constant Currency” and “Core”.

**	Snacks/Beverage

***	The reported operating profit growth was impacted by certain items excluded from our core results in both 2011 and 2010. See “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits for more information about these items. Please refer to the Glossary for the definition of “Core”.

All references below to net revenue are on a constant currency basis, and to operating profit are on a core constant currency basis. In addition, all comparisons are on a year-over-year basis unless otherwise noted.
Division Operating Summaries
PepsiCo Americas Foods (PAF)
Frito-Lay North America (FLNA)
FLNA increased volume 2 percent in the quarter reflecting solid performance across retail channels, with strong growth in the important mass merchandise and convenience channels. Growth was supported by innovation on key brands such as Lay’s, Ruffles, Doritos and Rold Gold, and the Sabra joint venture contributed 1 percentage point of volume growth. Operating margins expanded by 1.3 percentage points, driven by gross margin expansion.
Latin America Foods (LAF)
Volume growth in the quarter was led by gains in Mexico and Argentina. In Brazil, volume performance was hampered by declines in canned fish and milk modifiers, while core snacks posted 12 percent volume growth. Strong effective net pricing and productivity drove operating margin improvement.
Quaker Foods North America (QFNA)
Declines in volume and net revenue in the quarter were driven by declines in the center-of-store categories of ready-to-eat cereals, side dishes and mixes. Operating profit performance reflected the benefit of an inventory accounting change, which contributed 7 percentage points of growth in the quarter, as well as positive net pricing and productivity.
PepsiCo Americas Beverages (PAB)
PAB organic volume growth of 2 percent was broad-based, with gains in both North America and Latin America. CSD volume was even with the prior year and non-carbonated beverages grew 7 percent, on an organic basis. Within CSDs, in North America, trademark Mtn Dew grew mid-single-digits, Sierra Mist posted low-single-digit gains, and Pepsi Max grew nearly 130 percent to achieve a 0.8 point volume share of the CSD category. In non-carbonated beverages, Gatorade led the volume increase with 20 percent growth in North America in the quarter. Net revenue included the benefit of net pricing in the quarter.
Reported net revenue and operating profit included the benefit of the anchor bottler acquisitions. Increased commodity costs and higher advertising and marketing expenses in the quarter offset the benefits of net pricing, productivity and synergies from the anchor bottler acquisitions.
Europe
Volume, revenue and operating profit results for the quarter included the benefit of the company’s acquisition of a controlling 77 percent stake in WBD.
Organic snacks volume increased 6 percent led by growth in Russia and Turkey, and organic beverage volume grew 8 percent driven by double-digit gains in Russia and Turkey, and high-single-digit growth in Germany and the United Kingdom. Organic beverage volume growth was broad-based, with non-carbonated beverages up 7 percent and carbonated soft drinks growing 8 percent. Net revenue on a pro forma basis (adjusting for comparability of the prior year bottler acquisitions) and excluding the impact of the WBD acquisition, increased 5 percent.
Operating profit performance comparisons to the prior year are primarily impacted by seasonal losses associated with the operations of the acquired anchor bottlers, which are included in 2011, but not in 2010 for the period prior to the bottler acquisition date. In addition, operating profit performance reflected commodity inflation and investments in Eastern Europe to expand selling and distribution to support continued growth in those markets. WBD contributed 2 percentage points to reported operating profit growth and 11 percentage points to core operating profit growth.
Asia, Middle East & Africa (AMEA)
Snacks and beverage volume gains were led by strong performance in key emerging markets.

The Middle East, India and China each grew snacks volume strong double digits, and acquisitions contributed one percentage point to snacks volume growth. Beverage performance for the quarter was led by double-digit growth in India and mid-single-digit growth in the Middle East and China. Growth in both snacks and beverages was lapping very strong growth from the year-ago quarter, in which snacks grew 13 percent and beverages grew 10 percent.
Operating profit reflected the volume gains and effective net pricing, which were more than offset by higher commodity costs, continued investments in emerging markets infrastructure, and the impact of business interruption related to political unrest in some markets.
Tax Rate
PepsiCo’s reported tax rate was 26.8 percent in the first quarter of 2011 versus a 2.3 percent benefit in the first quarter of 2010. The prior year tax benefit reflected a non-taxable gain and the reversal of deferred taxes associated with the bottler acquisitions. PepsiCo’s core tax rate was 26.0 percent in the first quarter of 2011, which compares to a core tax rate of 22.9 percent in the first quarter of 2010.
Cash Flow
Cash flow from operating activities was $380 million. Management operating cash flow, net of capital expenditures, was a use of $41 million, including $97 million of merger and integration payments associated with the bottler and WBD acquisitions, $21 million of capital spending related to the bottler integrations, and other items as set out in the attached financial schedules. Management operating cash flow excluding these items was $78 million.
Guidance
For 2011, the company is targeting earnings per share growth of 7 to 8 percent on a 52-week, core constant currency basis from its fiscal 2010 core EPS of $4.13. The company’s outlook for 2011 anticipates high global commodity cost inflation, difficult macroeconomic conditions in developed markets and ongoing strategic investments in emerging markets and in brand-building activities. The company expects to benefit from synergies from the bottler acquisitions and the acquisition of Wimm-Bill-Dann. In addition, the company expects higher net interest expense and a core tax rate of approximately 27 percent. Based on recent consensus rates, management estimates foreign exchange translation will have between a one-and two-point favorable impact on the company’s full-year, core EPS growth. The company anticipates share repurchases of approximately $2.5 billion in 2011. Beyond 2011, the company expects high-single-digit core constant currency EPS growth reflecting, in part, its outlook for commodity cost inflation and macroeconomic uncertainty.
Please refer to the glossary for more information about the items excluded from the company’s 2011 core tax rate guidance and 2011 and longer-term core constant currency EPS guidance.
Anchor Bottler Synergies
The company expects total synergies of more than $550 million from the acquisitions of its anchor bottlers through 2012, with one-time costs of approximately $925 million, of which approximately $250 million is non-cash.
Conference Call
At 8 a.m. (Eastern Time) today, the company will host a conference call with investors to discuss first-quarter results and the outlook for 2011. Further details, including a slide presentation accompanying the call, will be accessible on the company’s website at www.pepsico.com/investors in advance of the call.
About PepsiCo
PepsiCo offers the world’s largest portfolio of billion-dollar food and beverage brands, including 19 different product lines that generate more than $1 billion in annual retail sales each. Our main businesses — Quaker, Tropicana, Gatorade, Frito-Lay, and Pepsi Cola — also make hundreds of other enjoyable foods and beverages that are respected household names throughout the world. With net revenues of approximately $60 billion, PepsiCo’s people are united by our unique commitment to sustainable growth by investing in a healthier future for people and our planet, which we believe also means a more successful future for PepsiCo. We call this commitment Performance with Purpose: PepsiCo’s promise to provide a wide range of foods and beverages for local tastes; to find innovative ways to minimize our impact on the environment, including by conserving energy and water usage, and reducing packaging volume; to provide a great workplace for our associates; and to respect, support, and invest in the local communities where we operate. For more information, please visit www.pepsico.com.
Cautionary Statement
Statements in this communication that are “forward-looking statements,” including our 2011 and longer-term guidance, are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for PepsiCo’s products, as a result of changes in consumer preferences and tastes or otherwise; damage to PepsiCo’s reputation; PepsiCo’s ability to grow its business in developing and emerging markets or unstable political conditions, civil unrest or other developments and risks in the countries where PepsiCo operates; trade consolidation or the loss of any key customer; changes in the legal and regulatory environment; PepsiCo’s ability to build and sustain proper information technology infrastructure, successfully implement its ongoing business transformation initiative or outsource certain functions effectively; unfavorable economic conditions in the countries in which PepsiCo operates; fluctuations in foreign exchange rates; PepsiCo’s ability to compete effectively; increased costs, disruption of supply or shortages of raw materials and other supplies; disruption of PepsiCo’s supply chain; climate change, or legal, regulatory or market measures to address climate change; PepsiCo’s ability to hire or retain key employees or a highly skilled and diverse workforce; failure to successfully renew collective bargaining agreements or strikes or work stoppages; and failure to successfully complete or integrate acquisitions and joint ventures into PepsiCo’s existing operations.
For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Miscellaneous Disclosures
Reconciliation. In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found in the attached exhibits, as well as on the company’s website at www.pepsico.com in the “Investors” section under “Investor Presentations.” Our non-GAAP measures exclude from reported results those items that management believes are not indicative of our ongoing performance and how management evaluates our operating results and trends.
Glossary
Beverage volume: Volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.
Core: Core results are non-GAAP financial measures which exclude the following items in our historical results: in 2011, core results exclude the commodity mark-to-market net impact included in corporate unallocated expenses; as well as merger and integration costs and certain inventory fair value adjustments in connection with our acquisitions of The Pepsi Bottling Group, Inc. (PBG), PepsiAmericas, Inc. (PAS) and WBD. In 2010, core results exclude the commodity mark-to-market net impact included in corporate unallocated expenses, a one-time net charge related to the change to hyperinflationary accounting and currency devaluation in Venezuela, a contribution to The PepsiCo Foundation, Inc. and an asset write-off charge for SAP software. Additionally, with respect to our acquisitions of PBG and PAS, 2010 core results also exclude our gain on previously held equity interests, merger and integration costs, as well as our share of

PBG’s and PAS’s respective merger and integration costs, and certain inventory fair value adjustments. With respect to our 2011 and longer-term guidance, our core results exclude: the commodity mark-to-market net impact included in corporate unallocated expenses; certain inventory fair value adjustments and merger and integration charges related to PBG, PAS and WBD; and the impact of the 53rd week in 2011. For more details and reconciliations of our 2011 and 2010 core and core constant currency results and full-year 2011 core tax rate guidance and full-year 2011 and longer-term core constant currency EPS guidance, see “Reconciliation of GAAP and Non-GAAP Information” in the exhibits attached hereto.
Constant currency: Financial results (historical and projected) assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In addition, the impact on EPS growth is computed by adjusting core EPS growth by the after-tax foreign currency translation impact on core operating profit growth using PepsiCo’s core effective tax rate.
Division operating profit: The aggregation of the operating profit for each of our reportable segments, which excludes the impact of corporate unallocated expenses.
Effective net pricing: The combined impact of mix and price.
Management operating cash flow: Net cash provided by operating activities less capital spending plus sales of property, plant and equipment. This non-GAAP financial measure is our primary measure used to monitor cash flow performance. See the attached exhibits for a reconciliation of this measure to the most directly comparable financial measure in accordance with GAAP (operating cash flow).
Management operating cash flow, excluding certain items: Management operating cash flow, excluding: (1) discretionary pension contributions, (2) restructuring payments in connection with our Productivity for Growth initiative, (3) merger and integration payments in connection with our PBG, PAS and WBD acquisitions, (4) a contribution to The PepsiCo Foundation, (5) capital investments related to the bottling integration, and (6) the tax impacts associated with each of these items, as applicable. See the attached exhibits for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure in accordance with GAAP (operating cash flow).
Mark-to-market gain or loss or net impact: Change in market value for commodity contracts that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on average prices on national exchanges and recently reported transactions in the marketplace.
Net pricing: The combined impact of list price changes, weight changes per package, discounts and allowances.
Net capital spending: Capital spending less cash proceeds from sales of property, plant and equipment.
Net revenue on a pro forma basis (adjusting for comparability of prior year bottler acquisitions): Unaudited consolidated pro forma financial information as if the closing of our acquisitions of PBG and PAS had occurred on December 27, 2009 for purposes of the financial information presented for the 12 weeks ended March 20, 2010. This information was prepared in accordance with the acquisition method of accounting under existing standards, and the regulations of the U.S. Securities and Exchange Commission, and is not necessarily indicative of the results of operations that would have occurred if our acquisitions of PBG and PAS had been completed on the date indicated, nor is it indicative of the future operating results of PepsiCo. This information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) expected to have a continuing impact on the combined results of PepsiCo, PBG and PAS.
Organic: A measure that excludes the impact of acquisitions.
Pricing: The impact of list price changes and weight changes per package.

Transaction foreign exchange: The foreign exchange impact on our financial results of transactions, such as purchases of imported raw materials, commodities, or services, occurring in currencies other than the local, functional currency.
# # #

PepsiCo, Inc. and Subsidiaries
Summary of PepsiCo First Quarter 2011 Results
(unaudited)

			Core Constant
	Reported	Core*	Currency* Growth
	Growth (%)	Growth (%)	(%)
Volume (Servings)	9	9
Net Revenue	27	27	26
Division Operating Profit	36	5	4
Total Operating Profit	105	4
Net Income Attributable to PepsiCo	(20)	(2)	(3)
Earnings per Share (EPS)	(20)	(2)	(3)

*	Core results and core constant currency results are financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP) and, in 2011, exclude the commodity mark-to-market net impact included in corporate unallocated expenses, as well as merger and integration costs and certain inventory fair value adjustments in connection with our acquisitions of The Pepsi Bottling Group, Inc. (PBG), PepsiAmericas, Inc. (PAS) and Wimm-Bill-Dann Foods OJSC (WBD). Core results also exclude, in 2010, the commodity mark-to-market net impact included in corporate unallocated expenses, a one-time net charge related to the change to hyperinflationary accounting and currency devaluation in Venezuela, a contribution to The PepsiCo Foundation, Inc. and an asset write-off charge for SAP software. Additionally, with respect to our acquisitions of PBG and PAS, 2010 core results also exclude our gain on previously held equity interests, merger and integration costs, as well as our share of PBG’s and PAS’s respective merger and integration costs, and certain inventory fair value adjustments. Core growth, on a constant currency basis, assumes constant foreign currency exchange rates used for translation based on the rates in effect for the comparable period during 2010. In addition, core constant currency EPS growth is computed by adjusting core EPS growth by the after-tax foreign currency translation impact on core operating profit growth using PepsiCo’s core effective tax rate. See schedules A-7 through A-15 for a discussion of these items and reconciliations to the most directly comparable financial measures in accordance with GAAP.

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions, except per share amounts, and unaudited)

	Quarter Ended
	3/19/11	3/20/10	Change

Net Revenue	$11,937	$9,368	27%

Cost of sales	5,447	4,463	22%
Selling, general and administrative expenses	4,739	4,049	17%
Amortization of intangible assets	25	16	60%

Operating Profit	1,726	840	105%

Bottling equity income	—	709	n/m
Interest expense	(180)	(154)	17%
Interest income	17	6	174%

Income before income taxes	1,563	1,401	12%

Provision for/(Benefit from) income taxes	419	(33)	n/m

Net income	1,144	1,434	(20)%

Less: Net income attributable to noncontrolling interests	1	4	(73)%

Net Income Attributable to PepsiCo	$1,143	$1,430	(20)%

Diluted
Net Income Attributable to PepsiCo per Common Share	$0.71	$0.89	(20)%
Average Shares Outstanding	1,605	1,606

Cash dividends declared per common share	$0.48	$0.45

n/m = not meaningful

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions, unaudited)

	Quarter Ended
	3/19/11	3/20/10	Change
Net Revenue

Frito-Lay North America	$2,904	$2,864	1.5%
Quaker Foods North America	640	683	(6)%
Latin America Foods	1,108	983	13%

PepsiCo Americas Foods	4,652	4,530	3%

PepsiCo Americas Beverages	4,531	2,765	64%

Europe	1,626	1,044	56%

Asia, Middle East & Africa	1,128	1,029	10%

Total Net Revenue	$11,937	$9,368	27%

Operating Profit

Frito-Lay North America	$774	$728	6%
Quaker Foods North America	214	195	9%
Latin America Foods	171	145	17%

PepsiCo Americas Foods	1,159	1,068	8%

PepsiCo Americas Beverages	558	73	669%

Europe	63	118	(47)%

Asia, Middle East & Africa	146	155	(6)%

Division Operating Profit	1,926	1,414	36%

Corporate Unallocated
Net Impact of Mark-to-Market on Commodity Hedges	31	46	(33)%
Merger and Integration Charges	(42)	(88)	(52)%
Venezuela Currency Devaluation	—	(129)	n/m
Asset Write-Off	—	(145)	n/m
Foundation Contribution	—	(100)	n/m
Other	(189)	(158)	19%

	(200)	(574)	(65)%

Total Operating Profit	$1,726	$840	105%

n/m = not meaningful

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(in millions)

	Year Ended
	3/19/11	3/20/10
	(unaudited)
Operating Activities
Net income	$1,144	$1,434
Depreciation and amortization	523	376
Stock-based compensation expense	72	47
Cash payments for restructuring charges	(1)	(26)
Merger and integration costs	55	321
Cash payments for merger and integration costs	(117)	(85)
Gain on previously held equity interests in PBG and PAS	—	(958)
Asset write-off	—	145
Non-cash foreign exchange loss related to Venezuela devaluation	—	120
Excess tax benefits from share-based payment arrangements	(24)	(29)
Pension and retiree medical plan contributions	(59)	(640)
Pension and retiree medical plan expenses	119	113
Bottling equity income, net of dividends	—	46
Deferred income taxes and other tax charges and credits	(98)	(127)
Change in accounts and notes receivable	(271)	(155)
Change in inventories	(77)	309
Change in prepaid expenses and other current assets	(137)	(98)
Change in accounts payable and other current liabilities	(1,028)	(616)
Change in income taxes payable	362	186
Other, net	(83)	(122)

Net Cash Provided by Operating Activities	380	241

Investing Activities
Capital spending	(433)	(274)
Sales of property, plant and equipment	12	16
Acquisitions of PBG and PAS, net of cash and cash equivalents acquired	—	(2,833)
Acquisition of manufacturing and distribution rights from Dr Pepper Snapple Group, Inc. (DPSG)	—	(900)
Acquisition of WBD, net of cash and cash equivalents acquired	(2,428)	—
Investment in WBD	(164)	—
Other acquisitions and investments in noncontrolled affiliates	(28)	(15)
Short-term investments, net	63	(2)
Other investing, net	(1)	(3)

Net Cash Used for Investing Activities	(2,979)	(4,011)

Financing Activities
Proceeds from issuances of long-term debt	9	4,216
Payments of long-term debt	(10)	(7)
Short-term borrowings, net	1,117	1,028
Cash dividends paid	(769)	(712)
Share repurchases — common	(361)	(735)
Share repurchases — preferred	(2)	(1)
Proceeds from exercises of stock options	218	267
Excess tax benefits from share-based payment arrangements	24	29
Acquisition of noncontrolling interest in Lebedyansky from PBG	—	(159)
Other financing	—	(5)

Net Cash Provided by Financing Activities	226	3,921

Effect of exchange rate changes on cash and cash equivalents	92	(145)

Net (Decrease)/Increase in Cash and Cash Equivalents	(2,281)	6
Cash and Cash Equivalents — Beginning of Year	5,943	3,943

Cash and Cash Equivalents — End of Period	$3,662	$3,949

Non-cash activity:
Issuance of common stock and equity awards in connection with our acquisitions of PBG and PAS, as reflected in investing and financing activities	—	$4,451

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in millions except per share amounts)

	3/19/11	12/25/10
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$3,662	$5,943
Short-term investments	367	426
Accounts and notes receivable, net	6,937	6,323
Inventories
Raw materials	1,907	1,654
Work-in-process	173	128
Finished goods	1,751	1,590

	3,831	3,372

Prepaid expenses and other current assets	1,715	1,505

Total Current Assets	16,512	17,569

Property, plant and equipment, net	20,329	19,058
Amortizable intangible assets, net	2,477	2,025

Goodwill	15,824	14,661
Other nonamortizable intangible assets	15,418	11,783

Nonamortizable Intangible Assets	31,242	26,444

Investments in noncontrolled affiliates	1,408	1,368
Other assets	1,117	1,689

Total Assets	$73,085	$68,153

Liabilities and Equity
Current Liabilities
Short-term obligations	$6,256	$4,898
Accounts payable and other current liabilities	10,243	10,923
Income taxes payable	341	71

Total Current Liabilities	16,840	15,892

Long-term debt obligations	20,942	19,999
Other liabilities	6,657	6,729
Deferred income taxes	4,972	4,057

Total Liabilities	49,411	46,677

Commitments and Contingencies

Preferred stock, no par value	41	41
Repurchased preferred stock	(152)	(150)

PepsiCo Common Shareholders’ Equity
Common stock, par value 1 2/3¢ per share (authorized 3,600 shares, issued 1,865 shares)	31	31
Capital in excess of par value	4,407	4,527
Retained earnings	37,466	37,090
Accumulated other comprehensive loss	(3,035)	(3,630)
Repurchased common stock, at cost (284 shares)	(16,773)	(16,745)

Total PepsiCo Common Shareholders’ Equity	22,096	21,273

Noncontrolling interests	1,689	312

Total Equity	23,674	21,476

Total Liabilities and Equity	$73,085	$68,153

PepsiCo, Inc. and Subsidiaries
Supplemental Share and Stock-Based Compensation Data
(in millions, except dollar amounts, and unaudited)

	Quarter Ended
	3/19/11	3/20/10
Beginning Net Shares Outstanding	1,582	1,565
Shares Issued in Connection with our Acquisitions of PBG and PAS	—	67
Options Exercised/Restricted Stock Units Converted	6	9
Shares Repurchased	(7)	(14)

Ending Net Shares Outstanding	1,581	1,627

Weighted Average Basic	1,583	1,582
Dilutive securities:
Options	15	19
Restricted Stock Units	6	4
ESOP Convertible Preferred Stock/Other	1	1

Weighted Average Diluted	1,605	1,606

Average Share Price for the period	$64.65	$62.17
Growth Versus Prior Year	4%	22%

Options Outstanding	107	112
Options in the Money	76	91
Dilutive Shares from Options	15	19
Dilutive Shares from Options as a % of Options in the Money	20%	21%

Average Exercise Price of Options in the Money	$50.08	$47.84

Restricted Stock Units Outstanding	13	6
Dilutive Shares from Restricted Stock Units	6	4

Average Intrinsic Value of Restricted Stock Units Outstanding*	$62.90	$60.36

*	Weighted-average intrinsic value at grant date.

Reconciliation of GAAP and Non-GAAP Information
(unaudited)
Division operating profit, core results and core constant currency results are non-GAAP financial measures as they exclude certain items noted below. However, we believe investors should consider these measures as they are more indicative of our ongoing performance and with how management evaluates our operational results and trends.
Commodity mark-to-market net impact
In the quarter ended March 19, 2011, we recognized $31 million of mark-to-market net gains on commodity hedges in corporate unallocated expenses. In the quarter ended March 20, 2010, we recognized $46 million of mark-to-market net gains on commodity hedges in corporate unallocated expenses. In the year ended December 25, 2010, we recognized $91 million of mark-to-market net gains on commodity hedges in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our divisions. Certain of these commodity derivatives do not qualify for hedge accounting treatment and are marked to market with the resulting gains and losses recognized in corporate unallocated expenses. These gains and losses are subsequently reflected in division results when the divisions take delivery of the underlying commodity.
Merger and integration charges
In the quarter ended March 19, 2011, we incurred merger and integration charges of $55 million related to our acquisitions of PBG, PAS and WBD, including $21 million recorded in the PAB segment, $42 million recorded in corporate unallocated expenses and a credit of $8 million recorded in the Europe segment, primarily reflecting a gain on our previously held equity interest in WBD. These charges also include closing costs and advisory fees related to our acquisition of WBD. In the quarter ended March 20, 2010, we incurred merger and integration charges of $312 million related to our acquisitions of PBG and PAS, including $193 million recorded in the PAB segment, $1 million recorded in the Europe segment, $88 million recorded in corporate unallocated expenses and $30 million recorded in interest expense. These charges also include closing costs, one-time financing costs and advisory fees related to our acquisitions of PBG and PAS. In addition, in the quarter ended March 20, 2010, we recorded $9 million of charges, representing our share of the respective merger costs of PBG and PAS, in bottling equity income. In the year ended December 25, 2010, we incurred merger and integration charges of $799 million related to our acquisitions of PBG and PAS, as well as advisory fees in connection with our acquisition of WBD, including $467 million recorded in the PAB segment, $111 million recorded in the Europe segment, $191 million recorded in corporate unallocated expenses and $30 million recorded in interest expense. These charges also include closing costs, one-time financing costs and advisory fees related to our acquisitions of PBG and PAS. In addition, in the year ended December 25, 2010, we recorded $9 million of charges, representing our share of the respective merger costs of PBG and PAS, recorded in bottling equity income.
Gain on previously held equity interests in PBG and PAS
In the first quarter of 2010, in connection with our acquisitions of PBG and PAS, we recorded a gain on our previously held equity interests of $958 million, comprising $735 million which is non-taxable and recorded in bottling equity income and $223 million related to the reversal of deferred tax liabilities associated with these previously held equity interests.
Inventory fair value adjustments
In the quarter ended March 19, 2011, we recorded $34 million of incremental costs in cost of sales related to fair value adjustments to the acquired inventory included in WBD’s balance sheet at the acquisition date and hedging contracts included in PBG’s and PAS’s balance sheets at the acquisition date. In the quarter ended March 20, 2010, we recorded $281 million of incremental costs in cost of sales related to fair value adjustments to the acquired inventory and other related hedging contracts included in PBG’s and PAS’s balance sheets at the acquisition date. In the year ended December 25, 2010, we recorded $398 million of incremental costs, substantially all in cost of sales, related to fair value adjustments to the acquired inventory and other related hedging contracts included in PBG’s and PAS’s balance sheets at the acquisition date.
Venezuela currency devaluation
As of the beginning of our 2010 fiscal year, we recorded a one-time $120 million net charge related to our change to hyperinflationary accounting for our Venezuelan businesses and the related devaluation of the bolivar fuerte (bolivar). $129 million of this net charge was recorded in corporate unallocated expenses, with the balance (income of $9 million) recorded in our PAB segment.
Asset write-off
In the first quarter of 2010, we recorded a $145 million charge related to a change in scope of one release in our ongoing migration to SAP software. This change was driven, in part, by a review of our North America systems strategy following our acquisitions of PBG and PAS. This change does not impact our overall commitment to continue our implementation of SAP across our global operations over the next few years.

Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)
Foundation contribution
In the first quarter of 2010, we made a $100 million contribution to The PepsiCo Foundation, Inc. (Foundation), in order to fund charitable and social programs over the next several years. This contribution was recorded in corporate unallocated expenses.
Interest expense incurred in connection with debt repurchase
In the year ended December 25, 2010, we paid $672 million in a cash tender offer to repurchase $500 million (aggregate principal amount) of our 7.90% senior unsecured notes maturing in 2018. As a result of this debt repurchase, we recorded a $178 million charge to interest expense, primarily representing the premium paid in the tender offer.
Management operating cash flow
Additionally, management operating cash flow is the primary measure management uses to monitor cash flow performance. This is not a measure defined by GAAP. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities.
Net revenue on a pro forma basis
Net revenue on a pro forma basis includes unaudited consolidated pro forma financial information as if the closing of our acquisitions of PBG and PAS had occurred on December 27, 2009 for purposes of the financial information presented for the quarter ended March 20, 2010. This information was prepared in accordance with the acquisition method of accounting under existing standards, and the regulations of the U.S. Securities and Exchange Commission, and is not necessarily indicative of the results of operations that would have occurred if our acquisitions of PBG and PAS had been completed on the date indicated, nor is it indicative of the future operating results of PepsiCo. This information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) expected to have a continuing impact on the combined results of PepsiCo, PBG and PAS. Growth in total net revenue and Europe net revenue, each on a pro forma basis and excluding the impact of the WBD acquisition, are not measures defined by GAAP. However, we believe that investors should consider these measures when evaluating our net revenue performance as they are more indicative of our ongoing performance.
2011 and longer-term guidance
Our 2011 core tax rate guidance and our 2011 and longer-term core constant currency EPS guidance exclude the commodity mark-to-market net impact included in corporate unallocated expenses; merger and integration charges related to PBG, PAS and WBD; and the impact of the 53rd week in 2011. We are not able to reconcile our full-year projected 2011 core tax rate to our full-year projected 2011 reported tax rate or our full-year projected 2011 and longer-term core constant currency EPS to our full-year projected 2011 and longer-term reported EPS because we are unable to predict the 2011 and longer-term impacts of foreign exchange or the mark-to-market net gains or losses on commodity hedges due to the unpredictability of future changes in foreign exchange rates and commodity prices. Therefore, we are unable to provide a reconciliation of these measures.

Reconciliation of GAAP and Non-GAAP Information (cont.)
($ in millions, unaudited)
Operating Profit Growth Reconciliation

Quarter
Ended
3/19/11
Division Operating Profit Growth	36%
Impact of Corporate Unallocated	69

Reported Total Operating Profit Growth	105%

Operating Profit Growth Reconciliation

	Quarter Ended
	3/19/11	3/20/10	Growth
Reported Total Operating Profit Growth	$1,726	$840	105%
Mark-to-Market Net Gains	(31)	(46)
Merger and Integration Charges	55	282
Inventory Fair Value Adjustments	34	281
Venezuela Currency Devaluation	—	120
Asset Write-Off	—	145
Foundation Contribution	—	100

Core Total Operating Profit Growth	$1,784	$1,722	4%

Effective Tax Rate Reconciliation

	Quarter Ended
	3/19/11
			Effective
	Pre-Tax Income	Income Taxes	Tax Rate
Reported Effective Tax Rate	$1,563	$419	26.8%
Mark-to-Market Net Gains	(31)	(12)
Merger and Integration Charges	55	6
Inventory Fair Value Adjustments	34	8

Core Effective Tax Rate	$1,621	$421	26.0%

	Quarter Ended
	3/20/10
			Effective
	Pre-Tax Income	Income Taxes	Tax Rate
Reported Effective Tax Rate	$1,401	$(33)	(2.3)%
Mark-to-Market Net Gains	(46)	(17)
Gain on Previously Held Equity Interests	(735)	223
Merger and Integration Charges	321	60
Inventory Fair Value Adjustments	281	41
Venezuela Currency Devaluation	120	—
Asset Write-Off	145	53
Foundation Contribution	100	36

Core Effective Tax Rate	$1,587	$363	22.9%

Reconciliation of GAAP and Non-GAAP Information (cont.)
($ in millions, except per share amounts, unaudited)
Diluted EPS Reconciliation

Year Ended
12/25/10
Reported Diluted EPS	$3.91
Mark-to-Market Net Gains	(0.04)
Gain on Previously Held Equity Interests	(0.60)
Merger and Integration Charges	0.40
Inventory Fair Value Adjustments	0.21
Venezuela Currency Devaluation	0.07
Asset Write-Off	0.06
Foundation Contribution	0.04
Debt Repurchase	0.07

Core Diluted EPS	$4.13 *

*	Does not sum due to rounding.
Diluted EPS Reconciliation

	Quarter Ended
	3/19/11	3/20/10	Growth
Reported Diluted EPS	$0.71	$0.89	(20)%
Mark-to-Market Net Gains	(0.01)	(0.02)
Gain on Previously Held Equity Interests	—	(0.60)
Merger and Integration Charges	0.03	0.16
Inventory Fair Value Adjustments	0.01	0.15
Venezuela Currency Devaluation	—	0.07
Asset Write-Off	—	0.06
Foundation Contribution	—	0.04

Core Diluted EPS	$0.74	$0.76 *	(2)%

*	Does not sum due to rounding.
Net Cash Provided by Operating Activities Reconciliation

Quarter
Ended
3/19/11
Net Cash Provided by Operating Activities	$380
Capital Spending	(433)
Sales of Property, Plant and Equipment	12

Management Operating Cash Flow	(41)
Payments Related to 2009 Restructuring Charges	1
Merger and Integration Payments (after-tax)	97
Capital Investments Related to the PBG/PAS Integration	21

Management Operating Cash Flow Excluding above Items	$78

WBD Contribution to Europe Operating Profit Growth Reconciliation

	Quarter Ended
	3/19/11	3/20/10
	WBD	Europe	Impact
WBD Contribution to Reported Europe Operating Profit Growth	$2	$118	2 pps
Merger and Integration Charges	(14)	1
Inventory Fair Value Adjustments	25	—

WBD Contribution to Core Europe Operating Profit Growth	$13	$119	11 pps

Growth in Total Net Revenue on a Pro Forma Basis Reconciliation

Quarter Ended
3/19/11
Growth in Total Net Revenue on a Pro Forma Basis	7%
Impact of WBD	(2)

Growth in Total Net Revenue on a Pro Forma Basis Excluding WBD	5%

Growth in Europe Net Revenue on a Pro Forma Basis Reconciliation

Quarter Ended
3/19/11
Growth in Europe Net Revenue on a Pro Forma Basis	23%
Impact of WBD	(17)

Growth in Europe Net Revenue on a Pro Forma Basis Excluding WBD	5%*

*Does not sum due to rounding

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Certain Line Items
12 Weeks Ended March 19, 2011 and March 20, 2010
(in millions, except per share amounts, and unaudited)

	GAAP								Non-GAAP
	Measure								Measure
	Reported	Gain on previously							Core*
	Quarter	held equity	Inventory fair	Merger and			Venezuela	Commodity	Quarter
	Ended	interests in PBG	value	integration		Foundation	currency	mark-to-market	Ended
	3/19/11	and PAS	adjustments	charges	Asset write-off	contribution	devaluation	net gains	3/19/11
Cost of sales	$5,447	$—	$(34)	$—	$—	$—	$—	$—	$5,413
Selling, general and administrative expenses	$4,739	$—	$—	$(55)	$—	$—	$—	$31	$4,715
Operating profit	$1,726	$—	$34	$55	$—	$—	$—	$(31)	$1,784
Provision for income taxes	$419	$—	$8	$6	$—	$—	$—	$(12)	$421
Noncontrolling interests	$1	$—	$5	$—	$—	$—	$—	$—	$6
Net income attributable to PepsiCo	$1,143	$—	$21	$49	$—	$—	$—	$(19)	$1,194
Net income attributable to PepsiCo per common share — diluted	$0.71	$—	$0.01	$0.03	$—	$—	$—	$(0.01)	$0.74

	GAAP								Non-GAAP
	Measure								Measure
	Reported	Gain on previously							Core*
	Quarter	held equity	Inventory fair	Merger and			Venezuela	Commodity	Quarter
	Ended	interests in PBG	value	integration		Foundation	currency	mark-to-market	Ended
	3/20/10	and PAS	adjustments	charges	Asset write-off	contribution	devaluation	net gains	3/20/10
Cost of sales	$4,463	$—	$(281)	$—	$—	$—	$—	$—	$4,182
Selling, general and administrative expenses	$4,049	$—	$—	$(282)	$(145)	$(100)	$(120)	$46	$3,448
Operating profit	$840	$—	$281	$282	$145	$100	$120	$(46)	$1,722
Bottling equity income	$709	$(735)	$—	$9	$—	$—	$—	$—	$(17)
Interest expense	$(154)	$—	$—	$30	$—	$—	$—	$—	$(124)
(Benefit from)/provision for income taxes	$(33)	$223	$41	$60	$53	$36	$—	$(17)	$363
Net income attributable to PepsiCo	$1,430	$(958)	$240	$261	$92	$64	$120	$(29)	$1,220
Net income attributable to PepsiCo per common share — diluted	$0.89	$(0.60)	$0.15	$0.16	$0.06	$0.04	$0.07	$(0.02)	$0.76 **

*	Core results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See schedules A-7 and A-8 for a discussion of each of these non-core adjustments.

**	Does not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Operating Profit by Division
12 Weeks Ended March 19, 2011 and March 20, 2010
(in millions and unaudited)

	GAAP							Non-GAAP
	Measure							Measure
	Reported							Core*
	Quarter		Merger and			Venezuela	Commodity	Quarter
	Ended	Inventory fair	integration		Foundation	currency	mark-to-market	Ended
	3/19/11	value adjustments	charges	Asset write-off	contribution	devaluation	net gains	3/19/11
Operating Profit

Frito Lay North America	$774	$—	$—	$—	$—	$—	$—	$774
Quaker Foods North America	214	—	—	—	—	—	—	214
Latin America Foods	171	—	—	—	—	—	—	171

PepsiCo Americas Foods	1,159	—	—	—	—	—	—	1,159

PepsiCo Americas Beverages	558	9	21	—	—	—	—	588

Europe	63	25	(8)	—	—	—	—	80

Asia, Middle East & Africa	146	—	—	—	—	—	—	146

Division Operating Profit	1,926	34	13	—	—	—	—	1,973

Corporate Unallocated	(200)	—	42	—	—	—	(31)	(189)

Total Operating Profit	$1,726	$34	$55	$—	$—	$—	$(31)	$1,784

	GAAP							Non-GAAP
	Measure							Measure
	Reported							Core*
	Quarter		Merger and			Venezuela	Commodity	Quarter
	Ended	Inventory fair	integration		Foundation	currency	mark-to-market	Ended
	3/20/10	value adjustments	charges	Asset write-off	contribution	devaluation	net gains	3/20/10
Operating Profit

Frito Lay North America	$728	$—	$—	$—	$—	$—	$—	$728
Quaker Foods North America	195	—	—	—	—	—	—	195
Latin America Foods	145	—	—	—	—	—	—	145

PepsiCo Americas Foods	1,068	—	—	—	—	—	—	1,068

PepsiCo Americas Beverages	73	281	193	—	—	(9)	—	538

Europe	118	—	1	—	—	—	—	119

Asia, Middle East & Africa	155	—	—	—	—	—	—	155

Division Operating Profit	1,414	281	194	—	—	(9)	—	1,880

Corporate Unallocated	(574)	—	88	145	100	129	(46)	(158)

Total Operating Profit	$840	$281	$282	$145	$100	$120	$(46)	$1,722

*	Core results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See schedules A-7 through A-8 for a discussion of each of these non-core adjustments.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Core Growth and Core Constant Currency Growth*
(unaudited)

	Quarter Ended
	3/19/11
	Net Revenue	Operating Profit
Frito-Lay North America
Reported Growth	1.5%	6%
Merger and Integration Charges	—	—

Core Growth	1.5	6
Impact of Foreign Currency Translation	—	—

Core Constant Currency Growth	1%	6%

Quaker Foods North America
Reported Growth	(6)%	9%
Merger and Integration Charges	—	—

Core Growth	(6)	9
Impact of Foreign Currency Translation	(1)	(1)

Core Constant Currency Growth	(7)%	9%

Latin America Foods
Reported Growth	13%	17%
Merger and Integration Charges	—	—

Core Growth	13	17
Impact of Foreign Currency Translation	(6)	(5)

Core Constant Currency Growth	7%	13%

PepsiCo Americas Foods
Reported Growth	3%	8%
Merger and Integration Charges	—	—

Core Growth	3	8
Impact of Foreign Currency Translation	(2)	(1)

Core Constant Currency Growth	1%	7%

PepsiCo Americas Beverages
Reported Growth	64%	669%
Merger and Integration Charges	—	(262)
Inventory Fair Value Adjustments	—	(411)
Venezuela Currency Devaluation	—	13

Core Growth	64	9
Impact of Foreign Currency Translation	(0.5)	(1)

Core Constant Currency Growth	63%	9%

*	Core results and core constant currency results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See schedules A-7 and A-8 for a discussion of each of these non-core adjustments.

Note — certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Core Growth and Core Constant Currency Growth*
(unaudited)

	Quarter Ended
	3/19/11
	Net Revenue	Operating Profit
Europe
Reported Growth	56%	(47)%
Merger and Integration Charges	—	(8)
Inventory Fair Value Adjustments	—	21

Core Growth	56	(33)
Impact of Foreign Currency Translation	2	2

Core Constant Currency Growth	58%	(31)%

Asia, Middle East & Africa
Reported Growth	10%	(6)%
Merger and Integration Charges	—	—

Core Growth	10	(6)
Impact of Foreign Currency Translation	(2)	(3)

Core Constant Currency Growth	7%	(9)%

Total Divisions
Reported Growth	27%	36%
Merger and Integration Charges	—	(14)
Inventory Fair Value Adjustments	—	(18)
Venezuela Currency Devaluation	—	1

Core Growth	27	5
Impact of Foreign Currency Translation	(1)	(1)

Core Constant Currency Growth	26%	4%

*	Core results and core constant currency results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See schedules A-7 and A-8 for a discussion of each of these non-core adjustments.

Note — certain amounts above may not sum due to rounding.